(logo) BancBoston Mortgage Corporation
	      A Bank of Boston Company


February 22, 1996


Ms. Francis Hartley
Securitized Asset Services Corporation
5325 Spectrum Drive
Frederick, MD  21701

Re:  Annual Compliance Certification
     For the Period June 1 - December 31, 1994

Dear Ms. Hartley:

BancBoston Mortgage Corporation (BBMC) has reviewed its servicing activities on the residential mortgage loans BBMC services on behalf of Securitized Asset Services Corporation. This review was conducted for the purpose of determining if the servicer has met all servicing obligations under the agreement covering these mortgage loans.

BBMC, upon my investigation and to the best of my knowledge, has conducted its servicing activities in compliance with the agreement and is not in default in the fulfillment of any obligations of the agreement. Further, all real estate taxes and hazard insurance premiums have been paid as and when due.

Should you have any questions please contact Lynda M. Powhat at (904) 281-
3526.

Sincerely,


/s/ Megan E. Fanin
First Vice President

lp


7301 Baymeadows Way, Jacksonville, Florida 32256, Post Office Box 44090, Jacksonville, Florida 32231-4090